Exhibit 99.1

Hillenbrand Reports Fiscal Fourth Quarter and Full Year 2025 Results
•Q4 net revenue of $652 million decreased 22% vs. prior year; pro forma net revenue decreased 5%
•Q4 GAAP EPS of $1.07 increased from $0.17 in the prior year; adjusted EPS of $0.83 decreased 18%
•FY 2025 net revenue of $2.67 billion decreased 16% vs. prior year; pro forma net revenue decreased 9%
•FY 2025 GAAP EPS of $0.61 increased from $(3.03) in the prior year; adjusted EPS of $2.49 decreased 25%

BATESVILLE, Ind., November 19, 2025 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fourth quarter and full fiscal year, which ended September 30, 2025. Reported results for the fiscal fourth quarter exclude the divested Milacron injection molding and extrusion (MIME) business in both the consolidated and Molding Technology Solutions (MTS) segment results.

“Our teams delivered strong results in the fourth quarter, underpinned by focused execution of our strategic initiatives amid the evolving macroeconomic backdrop,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “Over the past several years, Hillenbrand has transformed into a pure-play global industrial company, strategically invested in the business, and carefully managed costs. The transformation, along with these other actions, helped position us for long-term success and led to external interest in Hillenbrand. We are excited about the pending acquisition by Lone Star and remain focused on serving our customers through the transition period.”

Hillenbrand to be Acquired by Lone Star
As announced on October 15, 2025, Hillenbrand has entered into a definitive agreement to be acquired by an affiliate of Lone Star Funds (“Lone Star”) in an all-cash transaction that equates to an enterprise value of approximately $3.8 billion. Under the terms of the agreement, Hillenbrand shareholders will receive $32.00 per share in cash. The transaction was unanimously approved by the Company’s Board of Directors and is expected to close by the end of the first quarter of calendar year 2026, subject to customary closing conditions, including approval by Hillenbrand shareholders and receipt of required regulatory approvals.

Conference Call Information and Guidance
Given the pending acquisition by Lone Star, Hillenbrand will not be conducting a fourth quarter and fiscal year 2025 conference call and webcast. In addition, Hillenbrand will not issue financial guidance for fiscal year 2026.

Summary of Fourth Quarter 2025 Results1

	Three Months Ended September 30,		Change
(unaudited, dollars in millions, except EPS)	2025	2024	$	%
Net revenue	652.1	837.6	(185.5)	(22)%
GAAP net income attributable to HI	75.7	12.1	63.6	526%
Adjusted EBITDA[1]	107.9	143.8	(35.9)	(25)%
GAAP diluted EPS	1.07	0.17	0.90	529%
Adjusted diluted EPS[1]	0.83	1.01	(0.18)	(18)%
Cash flows from operating activities	67.7	166.5	(98.8)	(59)%
Pro forma net revenue[1]	652.1	683.3	(31.2)	(5)%
Pro forma adjusted EBITDA[1]	107.9	122.6	(14.7)	(12)%

Net revenue of $652 million decreased 22% compared to the prior year primarily due to the MIME divestiture. On a pro forma basis net revenue decreased 5% as lower capital equipment and aftermarket parts and service volumes more than offset favorable foreign currency impact and favorable pricing.

GAAP net income of $76 million, or $1.07 per share, increased from $0.17 per share in the prior year primarily due to a decrease in income taxes, gain on sale of our minority stake in TerraSource Holdings (“TerraSource”), and favorable pricing and productivity improvements, partially offset by impairment charges related to the hot runner product line within the MTS segment taken in the fourth quarter, the divestiture of MIME, lower volume, cost inflation, and unfavorable mix.

Adjusted net income of $59 million resulted in adjusted EPS of $0.83, a decrease of 18%, primarily due to the divestiture of MIME, lower volume, cost inflation, and unfavorable mix, partially offset by favorable pricing, productivity improvements, and a decrease in effective tax rate.

The adjusted effective tax rate for the quarter was 23%, a decrease of 440 basis points compared to the prior year, primarily due to completion of a review of eligible foreign tax credits available for prior year internal distributions associated with the implementation of the provisions of the Tax Cuts and Jobs Act.

Adjusted EBITDA of $108 million decreased 25% year over year primarily due to the MIME divestiture, lower volume, cost inflation, and unfavorable mix, partially offset by favorable pricing and productivity improvements. On a pro forma basis, adjusted EBITDA decreased 12%.

Advanced Process Solutions (APS)

	Three Months Ended September 30,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	557.3	591.1	(33.8)	(6)%
Adjusted EBITDA[1]	103.8	117.1	(13.3)	(11)%
Adjusted EBITDA Margin %[1]	18.6%	19.8%	(120) bps

Net revenue of $557 million decreased 6% compared to the prior year primarily due to lower capital equipment and aftermarket parts and service volumes, partially offset by favorable foreign currency impact and favorable pricing.

Adjusted EBITDA of $104 million decreased 11% and adjusted EBITDA margin of 18.6% decreased 120 basis points as productivity, favorable pricing, and favorable foreign currency impact were more than offset by unfavorable operating leverage as a result of lower volume, unfavorable mix, cost inflation, and increased tariffs.

Backlog of $1.52 billion decreased 10% compared to the prior year and was down 3% on a sequential basis.

Molding Technology Solutions (MTS)

	Three Months Ended September 30,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	94.8	246.5	(151.7)	(62)%
Adjusted EBITDA[1]	21.1	42.0	(20.9)	(50)%
Adjusted EBITDA Margin %[1]	22.3%	17.0%	530 bps
Pro forma net revenue[1]	94.8	92.2	2.6	3%
Pro Forma adjusted EBITDA[1]	21.1	20.8	0.3	1%
Pro Forma Adjusted EBITDA Margin %[1]	22.3%	22.6%	(30) bps

Net revenue of $95 million decreased 62% primarily due to the MIME divestiture. Pro forma net revenue increased 3% as a result of favorable foreign currency impact and pricing.

Adjusted EBITDA of $21 million decreased 50%, primarily due to the MIME divestiture and pro forma adjusted EBITDA increased 1%. Pro forma adjusted EBITDA margin of 22.3% decreased 30 basis points from the prior year primarily due to inflation and increased tariffs, partially offset by productivity improvements and favorable pricing.

Pro forma backlog of $52 million increased 2% compared to the prior year and was down 5% on a sequential basis.

Summary of Fiscal Year 2025 Results1

	Twelve Months Ended September 30,		Change
(dollars in millions, except EPS)	2025	2024	$	%
Net revenue	2,673.8	3,182.8	(509.0)	(16)%
GAAP net income (loss) attributable to HI	43.1	(213.2)	256.3	120%
Adjusted EBITDA[1]	388.0	511.7	(123.7)	(24)%
GAAP diluted EPS	0.61	(3.03)	3.64	120%
Adjusted diluted EPS[1]	2.49	3.32	(0.83)	(25)%
Cash flows from operating activities	56.2	191.3	(135.1)	(71)%
Pro forma net revenue[1]	2,428.3	2,656.7	(228.4)	(9)%
Pro forma adjusted EBITDA[1]	363.5	447.6	(84.1)	(19)%

Hillenbrand’s full year net revenue of $2.67 billion decreased 16% compared to the prior year primarily due to the MIME divestiture and lower volume in APS. Pro forma net revenue was down 9% as lower capital equipment and aftermarket parts and service volumes more than offset favorable foreign currency impact and favorable pricing. Full year APS net revenue decreased 10%, while MTS net revenue decreased 32%, or 3% on a pro forma basis.

GAAP net income of $43 million, or $0.61 per share, increased from a loss of $(3.03) per share in the prior year primarily due to a decrease in non-cash impairment charges recorded related to the hot runner product line within the MTS segment, a decrease in income taxes, and gain on sale of our minority stake in TerraSource, partially offset by the loss on the divestiture of MIME and lower volume.

Adjusted net income of $176 million resulted in adjusted EPS of $2.49, a decrease of $0.83, or 25%, primarily due to lower volume, cost inflation, the divestiture of MIME, and increased tariffs, partially offset by productivity improvements and favorable pricing.

The adjusted effective tax rate for the year was 27.7%, a decrease of 40 basis points compared to the prior year.

Adjusted EBITDA of $388 million decreased 24% year over year primarily due to lower volume, cost inflation, the divestiture of MIME, and increased tariffs, partially offset by productivity improvements and favorable pricing. On a pro forma basis, adjusted EBITDA decreased 19%. Pro forma adjusted EBITDA margin of 15% was down 180 basis points.

Balance Sheet, Cash Flow and Capital Allocation1
Hillenbrand generated cash flow from operations of $56 million in the year, a decrease of $135 million year-over-year, primarily due to lower earnings from decreased order volume and unfavorable timing of working capital requirements related to capital equipment sales. Capital expenditures were approximately $38 million in the year. During the year, the Company returned approximately $63 million to shareholders in the form of quarterly dividends.

As of September 30, 2025, net debt was $1.36 billion, and the net debt to pro forma adjusted EBITDA ratio was 3.7x. Liquidity was approximately $373 million, including $165 million in cash on hand and the remainder available under our revolving credit facility.

1These are non-GAAP financial measures, which are unaudited. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Hillenbrand’s Form 10-K is expected to be filed jointly with this release and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP financial measures are referred to as “adjusted” measures and generally exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•gain on sale of property, plant, and equipment;
•intangible asset amortization;
•pension settlement (gain) charges;
•inventory step-up costs related to acquisitions;
•costs associated with debt financing activities;
•other non-recurring costs related to a discrete commercial dispute;
•gains and losses on divestitures;
•gain on equity method investment;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to recent acquisitions and divestitures, tax benefits of restructuring transactions, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP financial measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model (“HOM”) to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

Pro forma net revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding the MIME business that was divested on March 31, 2025. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand presents the ratio of net debt to pro forma adjusted EBITDA because it believes it is representative of the Company’s financial position as it is reflective of the Company’s ability to cover its debt obligations with results from its core operations.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog. Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments. For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included. Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized. We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods. In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars. Pro forma backlog is defined as backlog excluding recent divestitures, including the Milacron injection molding and extrusion business.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) financial performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided.

Hillenbrand, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	September 30,		Year Ended
	(Unaudited)		September 30,
	2025	2024	2025	2024
Net revenue	$652.1	$837.6	$2,673.8	$3,182.8
Cost of goods sold	425.3	549.2	1,773.0	2,126.3
Gross profit	226.8	288.4	900.8	1,056.5
Selling, general and administrative expenses	146.3	194.1	650.0	713.6
Amortization expense	23.1	25.7	94.3	102.4
Impairment charges	83.5	—	83.5	265.0
Gain on a sale of property, plant, and equipment	—	(34.6)	—	(36.0)
Gain on equity method investments	(68.1)	(1.2)	(74.6)	(5.8)
Pension settlement (gain) charges	—	—	(1.7)	35.2
Loss on divestiture	1.1	—	57.2	—
Interest expense, net	24.9	28.7	94.5	121.5
Income (loss) from continuing operations before income taxes	16.0	75.7	(2.4)	(139.4)
Income tax (benefit) expense	(61.7)	61.1	(54.5)	64.8
Income (loss) from continuing operations	77.7	14.6	52.1	(204.2)
Income from discontinued operations (net of income tax benefit)	—	2.5	—	2.2
Gain on divestiture of discontinued operations (net of income tax benefit)	—	—	—	—
Total income from discontinued operations	—	2.5	—	2.2
Consolidated net income (loss)	77.7	17.1	52.1	(202.0)
Less: Net income attributable to noncontrolling interests	2.0	2.5	9.0	9.0
Net income (loss) attributable to Hillenbrand	$75.7	$14.6	$43.1	$(211.0)

Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Hillenbrand	$1.07	$0.17	$0.61	$(3.03)
Income from discontinued operations	—	$0.04	—	0.03
Net income (loss) attributable to Hillenbrand	$1.07	$0.21	$0.61	$(3.00)
Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to Hillenbrand	$1.07	$0.17	$0.61	$(3.03)
Income from discontinued operations	—	0.04	—	0.03
Net income (loss) attributable to Hillenbrand	$1.07	$0.21	$0.61	$(3.00)
Weighted-average shares outstanding - basic	70.8	70.5	70.7	70.4
Weighted-average shares outstanding - diluted	70.8	70.6	70.8	70.4

Cash dividends per share	$0.2250	$0.2225	$0.9000	$0.8900

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended September 30,
	2025	2024
Cash flows provided by (used in) :
Operating activities from continuing operations	$56.2	$191.3
Investing activities from continuing operations	192.7	26.8
Financing activities from continuing operations	(279.4)	(227.1)
Net cash flows from discontinued operations	—	(23.3)
Effect of exchange rate changes on cash and cash equivalents	(6.0)	10.0
Net cash flows	(36.5)	(22.3)

Cash, cash equivalents, and restricted cash:
At beginning of period	227.9	250.2
At end of period	$191.4	$227.9

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Income (loss) from continuing operations	$77.7	$14.6	$52.1	$(204.2)
Less: Net income attributable to noncontrolling interests	2.0	2.5	9.0	9.0
Income (loss) from continuing operations attributable to Hillenbrand	75.7	12.1	43.1	(213.2)
Impairment charges (1)	83.5	—	83.5	265.0
Business acquisition, divestiture, and integration costs (2)	9.2	32.6	65.1	72.2
Restructuring and restructuring-related charges (3)	7.5	1.5	21.4	28.7
Inventory step-up costs	—	—	—	0.6
Intangible asset amortization (4)	23.1	25.7	94.3	102.4
Pension settlement (gain) charges (5)	—	—	(1.7)	35.2
Other non-recurring costs related to a discrete commercial dispute	—	—	—	6.1
Costs associated with debt financing activities	6.5	—	7.1	1.1
Loss on divestiture (6)	1.1	—	57.2	—
Gain on sale of property, plant, and equipment	—	(33.7)	—	(33.7)
Gain on equity method investment	(68.1)	—	(68.1)	—
Tax adjustments (7)	(66.7)	37.5	(78.4)	37.3
Tax effect of adjustments (8)	(13.1)	(4.3)	(47.2)	(67.6)
Adjusted net income from continuing operations attributable to Hillenbrand	$58.7	$71.4	$176.3	$234.1

Diluted EPS from continuing operations	$1.07	$0.17	$0.61	$(3.03)
Impairment charges (1)	1.18	—	1.18	3.76
Business acquisition, divestiture, and integration costs (2)	0.13	0.46	0.92	1.02
Restructuring and restructuring-related charges (3)	0.10	0.02	0.30	0.41
Inventory step-up costs	—	—	—	0.01
Intangible asset amortization (4)	0.33	0.36	1.33	1.44
Pension settlement (gain) charges (5)	—	—	(0.02)	0.50
Other non-recurring costs related to a discrete commercial dispute	—	—	—	0.09
Costs associated with debt financing activities	0.09	—	0.10	0.02
Loss on divestiture (6)	0.01	—	0.81	—
Gain on sale of property, plant, and equipment	—	(0.47)	—	(0.47)
Gain on equity method investment	(0.96)	—	(0.96)	—
Tax adjustments (7)	(0.94)	0.53	(1.11)	0.53
Tax effect of adjustments (8)	(0.18)	(0.06)	(0.67)	(0.96)
Adjusted diluted EPS from continuing operations	$0.83	$1.01	$2.49	$3.32

(1)Hillenbrand recorded impairment charges to goodwill and certain indefinite-lived intangible assets within the Molding Technology Solutions reportable operating segment during 2025 and 2024.
(2)Business acquisition, divestiture, and integration costs during the three and twelve months ended September 30, 2025 and 2024, primarily included costs associated with the integration of recent acquisitions. Includes acquisition costs of $0.6 and $0.2 for the three months ended September 30, 2025 and 2024, respectively, divestiture costs of $4.0 and $0.0 for the three months ended September 30, 2025 and 2024, respectively, and integration costs of $4.6 and $32.4 for the three months ended September 30, 2025 and 2024, respectively. Includes acquisition costs of $1.3 and $0.2 for the twelve months ended September 30, 2025 and 2024, respectively, divestiture costs of $8.9 and $0.4 for the twelve months ended September 30, 2025 and 2024, respectively, and integration costs of $54.9 and $71.6 for the twelve months ended September 30, 2025 and 2024, respectively.
(3)Restructuring and restructuring-related charges primarily included severance costs during 2025 and 2024.

(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The pension settlement gain during 2025 was due to one-time premium refunds received related to the termination of the Company’s U.S. pension plan. The pension settlement charges during 2024 were due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments
(6)The current year amount represents the loss on the divestiture of the MIME business in 2025.
(7)Represents certain tax items related to recent acquisitions and divestitures, tax benefits of restructuring transactions, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.
(8)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Adjusted EBITDA:
Advanced Process Solutions	$103.8	$117.1	$345.5	$423.2
Molding Technology Solutions	21.1	42.0	99.1	142.3
Corporate	(17.0)	(15.3)	(56.6)	(53.8)
Add:
Total income from discontinued operations (net of income tax benefit)	—	2.5	—	2.2
Less:
Interest expense, net	24.9	28.7	94.5	121.5
Income tax (benefit) expense	(61.7)	61.1	(54.5)	64.8
Depreciation and amortization	33.8	39.2	138.5	158.0
Impairment charges	83.5	—	83.5	265.0
Pension settlement (gain) charges	—	—	(1.7)	35.2
Business acquisition, divestiture, and integration costs	9.2	32.6	65.1	72.2
Inventory step-up costs	—	—	—	0.6
Restructuring and restructuring-related charges	7.5	1.3	21.4	26.2
Gain on sale of property, plant, and equipment	—	(33.7)	—	(33.7)
Gain on equity method investment	(68.1)	—	(68.1)	—
Other non-recurring costs related to a discrete commercial dispute	—	—	—	6.1
Loss on divestiture	1.1	—	57.2	—
Consolidated net income (loss)	$77.7	$17.1	$52.1	$(202.0)

	Three Months Ended September 30,			Year Ended September 30,
	2025	2024		2025		2024
Consolidated net income (loss)	$77.7	$17.1		$52.1		$(202.0)
Interest expense, net	24.9	28.7		94.5		121.5
Income tax expense	(61.7)	61.1		(54.5)		64.8
Depreciation and amortization	33.8	39.2		138.5		158.0
Consolidated EBITDA	74.7	146.1		230.6		142.3
Income from discontinued operations (net of income tax benefit)	—	(2.5)		—		(2.2)
Business acquisition, divestiture, and integration costs	9.2	32.6		65.1		72.2
Inventory step-up costs	—	—		—		0.6
Restructuring and restructuring-related charges	7.5	1.3		21.4		26.2
Impairment charges	83.5	—		83.5		265.0
Pension settlement (gain) charges	—	—		(1.7)		35.2
Gain on sale of property, plant, and equipment	—	(33.7)		—		(33.7)
Gain on equity method investment	(68.1)	—		(68.1)		—
Other non-recurring costs related to a discrete commercial dispute	—	—		—		6.1
Loss on divestiture	1.1	—		57.2		—
Adjusted EBITDA	107.9	143.8	—	388.0	—	511.7
Less: Divestiture (1)	—	21.2		24.5		64.1
Pro forma adjusted EBITDA	$107.9	$122.6		$363.5		$447.6

Advanced Process Solutions adjusted EBITDA	$103.8	$117.1		$345.5		$423.2
Molding Technology Solutions adjusted EBITDA	21.1	42.0		99.1		142.3
Less: Divestiture (1)	—	21.2		24.5		64.1
Molding Technology Solutions pro forma adjusted EBITDA	21.1	20.8		74.6		78.2
Corporate adjusted EBITDA	(17.0)	(15.3)		(56.6)		(53.8)
Consolidated pro forma adjusted EBITDA	$107.9	$122.6		$363.5		$447.6

(1)The impact of the divestiture of the MIME business.

	Three Months Ended September 30,		Year Ended September 30,
Shares used in computing non-GAAP per share amounts:	2025	2024	2025	2024
GAAP weighted average shares outstanding (diluted)	70.8	70.6	70.8	70.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	—	—	0.2
Pro forma weighted average shares outstanding (diluted)	70.8	70.6	70.8	70.6

(1)Due to the occurrence of a net loss on a GAAP basis for the year ended September 30, 2024, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Advanced Process Solutions net revenue	$557.3	$591.1	$2,069.4	$2,288.0
Molding Technology Solutions net revenue	94.8	246.5	604.4	894.8
Less: Divestiture (1)	—	154.3	245.5	526.1
Molding Technology Solutions pro forma net revenue	94.8	92.2	358.9	368.7
Consolidated pro forma net revenue	$652.1	$683.3	$2,428.3	$2,656.7

(1)The impact of the divestiture of the MIME business.

	September 30, 2025	September 30, 2024
Advanced Process Solutions backlog	$1,522.4	$1,681.4
Molding Technology Solutions backlog	51.8	231.1
Less: Divestiture (1)	—	180.2
Molding Technology Solutions pro forma backlog	51.8	50.9
Consolidated pro forma backlog	$1,574.2	$1,732.3

(1) The impact of the divestiture of the MIME business.

September 30, 2025
Current portion of long-term debt	$22.8
Long-term debt	1,502.0
Total debt	1,524.8
Less: Cash and cash equivalents	164.8
Net debt	$1,360.0

Adjusted EBITDA for the trailing twelve months ended	$368.9
Ratio of net debt to adjusted EBITDA	3.7

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company, including the proposed acquisition of Hillenbrand by Lone Star through a merger transaction (the “Merger”), that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

The following list, though not exhaustive, contains words that could indicate a forward-looking statement.

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the risk that the Merger may not be consummated in a timely manner or at all; the possible inability of the parties to the definitive agreement for the Merger (the “Merger Agreement”) to obtain the required regulatory approvals for the Merger and to satisfy the other conditions to the closing of the Merger, including approval of the Merger Agreement by Hillenbrand’s shareholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that the Merger Agreement may be terminated in circumstances that require Hillenbrand to pay a termination fee; the risk that the relevant affiliates of Lone Star Funds fail to obtain on a timely basis or at all the financing necessary to complete the Merger; potential litigation relating to the Merger and the outcome of any such litigation; the potential adverse impact on Hillenbrand of contractual restrictions under the Merger Agreement that limit Hillenbrand’s ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the Merger and the possibility that the Merger may be more expensive to complete than anticipated; competitors’ responses to the Merger; global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) administration’s imposition of tariffs and changing trade policies; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world; our level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials business and Linxis Group SAS acquisitions, on the Company’s business, financial condition, results of operations and financial performance; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including the sale of the Milacron injection molding and extrusion business (the “Disposition”), including potential synergies and cost savings or the failure of the Company or any acquired company, or the Disposition, to achieve its plans and objectives generally; any strategic and operational initiatives implemented by the parties to the Disposition after the consummation of the Disposition; potential adverse effects of the announcement or results of the Disposition or the announcement or pendency of the Merger, or any failure to complete the Merger, on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers, and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Disposition or the Merger; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Hillenbrand’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC") and in any subsequently filed Form

10-Q. Any forward-looking statement made by us in any SEC filing is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, to reflect new information or future developments or otherwise.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Trent Schwartz, Executive Director, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Director of Corporate Communications
Phone: 812-621-4647
Email: marcia.kent@hillenbrand.com